Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Park-Ohio Holdings Corp. 2015 Equity and Incentive Compensation Plan of our reports dated March 16, 2015, with respect to the consolidated financial statements and schedule of Park-Ohio Holdings Corp. and subsidiaries and the effectiveness of internal control over financial reporting of Park-Ohio Holdings Corp. and subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2014 filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP

Cleveland, Ohio
June 4, 2015